Palayan Resources, Inc. 8-K

Exhibit 16.1

November 9, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read the statements of Palayan Resources, Inc., relating to the event described under Item 4.01 of Form 8-K dated November 9, 2020 and we agree with such statements as they relate to our Firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC